EXHIBIT 99.1

Great Lakes Reports First Quarter Results

First quarter net income of $8.8 million

First quarter adjusted EBITDA of $26.8 million

First quarter awards of $90.3 million resulting in 42% bid market share

HOUSTON, May 04, 2021 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

  Revenue was $177.6 million in the first quarter
  Total operating income was $16.6 million in the first quarter
  Net income was $8.8 million in the first quarter
  Adjusted EBITDA was $26.8 million in the first quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “During 2020 as the COVID-19 pandemic hit our nation, Great Lakes was able to adjust and navigate the difficulties and challenges the pandemic posed to our operations. However, as the 3rd wave of the pandemic spread through our population, we started to see significant additional direct costs and operational interruptions in the first quarter of 2021. Several of our vessel crews were infected despite our extensive testing and isolation protocols. Vessels were required to go to shore for crew changes and the vessels had to be disinfected before returning to work. This impacted the vessels’ scheduling and availability, which impacted our productivity on several projects and led to delays which pushed revenue from the first quarter into remaining quarters of 2021. Today the projects and vessels that were impacted are back in operation and with our solid backlog, vaccinations increasing, and stronger performance expectations in the third and fourth quarters, we do not see adjusting our full year expectations at this time. Approximately twenty three revenue days were lost due to COVID outbreaks. Downtime for the vessels impacted directly by COVID delays equated to $3.9 million of revenue and $1.2 million of gross margin. The direct COVID costs of at home and on site testing and costs of quarantining were $4.3 million in the quarter. We have initiated an extensive vaccination effort of our crews and staff and as of today we have approximately 20% of our staff either fully vaccinated or partially vaccinated. Our target is to have the majority of all staff and crew vaccinated in the second quarter of 2021, which we hope will greatly reduce or even potentially eliminate further impacts on our operations.

We ended the quarter with net income of $8.8 million and Adjusted EBITDA of $26.8 million compared to the first quarter of 2020 that ended with $34 million of net income and $61.4 million in Adjusted EBITDA. The first quarter of 2020 was a record breaking quarter for Great Lakes, driven by robust performance on several projects and no vessels in drydock, therefore comparison to this quarter was expected to be difficult.   In addition to the COVID related impacts, in the first quarter of 2021 we experienced some extended drydocks and equipment failure which impacted project schedules.

We expect the domestic bid market to be just as strong this year as it was in 2020. In the first quarter, Great Lakes announced awards for the Boston Phase 3 Deepening Project and the Panama City beach renourishment totaling $90.3 million. We also were the low bidder on the Mobile Deepening Phase 3 project that was pending award for $53.9 million at the end of the first quarter, but has since been awarded. In addition, in April of this year we were awarded the Golden Triangle Marsh Creation Project in Louisiana for $32.4 million and we were the low bidder on the Captiva Island Project for $15.6 million.

In the offshore wind market, the Biden administration has pushed to accelerate wind energy development and has set a target to install 30GW of offshore wind energy by 2030. This target confirms our plans and determination to evaluate future investments in the offshore wind market. In December of last year, we announced the design and development of the first U.S. flagged Jones Act compliant, inclined fall-pipe vessel for subsea rock installation for wind turbine foundations and in March we awarded the integration engineering and detail design package to Ulstein. This vessel would represent a significant critical advancement in building the U.S. logistics infrastructure to support the future of the new U.S. offshore wind industry. Delivery of the vessel is expected in late 2023.”

Quarterly Results

  Revenue was $177.6 million, a decrease of $40.1 million from the first quarter of 2020. The lower revenue in the first quarter of 2021 was due to lower coastal protection and capital dredging revenue, offset by an increase in revenue from maintenance dredging projects. The decrease in revenue compared to the first quarter of 2020 is mainly attributed to the fact that in last year’s first quarter there were no vessels in drydock, which allowed for more revenue generation, and we also had exceptional performance on several projects.
  Gross margin percentage declined to 18.6% in the first quarter of 2021 from 31.5% in the first quarter of 2020. Direct COVID-19 costs had an unfavorable impact of $4.3 million on gross profit during the first quarter and $1.2 million of opportunity lost related to the impacted vessels. In addition, productivity impacts and delays affected several projects. Also both the Dredge 55 and the Carolina remained in drydock for the entire quarter but are expected to return to work in the second quarter of 2021.
  Operating income was $16.6 million, which is a $36.4 million decrease from the prior year quarter. The decrease is a direct result of lower gross margin. General and administrative expenses was $0.7 million higher than prior year. The increase in general and administrative expenses for the quarter was due to higher relocation expense in current year related to regional office and headquarter partially offset by a decrease in incentive pay.
  Net income for the quarter was $8.8 million compared to $34.0 million in the prior year quarter. The shortfall in operating income was offset partially by lower tax expense and interest expense.
  At March 31, 2021, the Company had $177.6 million in cash and total debt of $324.0 million.
  At March 31, 2021, the Company had $486.0 million in backlog, a decrease of $73.4 million from December 31, 2020. This decrease was expected as bidding activity is historically low in the first quarter of the year.
  Capital expenditures for the first quarter of 2021 were $16.5 million, which includes $5.4 million for our new hopper dredge, $1.0 million for our rock installation vessel, and $1.4 million for our new multicats.

Market Update

At the end of 2020, the domestic bid market for the year had reached $1.8 billion in projects bid. We continue to be optimistic and believe the 2021 domestic market will remain strong. The bid market continues to be driven by the large-scale port deepening projects along the East and Gulf coasts. We expect that 2021 will see bids for multiple project phases for port deepenings in Corpus Christi, Norfolk and the Houston ship channel that will continue for the next several years. Strong hurricane and storm seasons have resulted in an increase in beach erosion and other damage which adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects. 2021 will also see several major coastal marsh creation projects in Louisiana. These projects are needed as they help to reduce the risk of future damage from flood and storm events and are important in providing resilience to protect coastal communities and ecosystems as well as driving job creation and economic development. We have seen support for the dredging industry in the U.S. Army Corps of Engineers’ 2021 budget that was approved at a record high of $7.3 billion. In addition, the 2020 Water Resource Development Act (the “WRDA”) was signed into law and included some additional reforms to the Harbor Maintenance Trust Fund (the “HMTF”). These reforms will allow Congress to, for the first time, drawdown from the $9.3 billion surplus in the HMTF. This is in addition to having the annual cap lifted on the HMTF earlier in the year in the Coronavirus Aid, Relief and Economic Security Act. WRDA also includes significant language encouraging more beneficial use of dredged material and natural infrastructure, both of which are important environmental issues.

As noted above, we see strong support for offshore wind from the Biden administration. In March, the White House announced new initiatives that will advance the administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. The administration committed to approving 16 offshore wind projects by 2025 and stated it would direct $230 million in federal transportation dollars to fund port infrastructure and earmark $3 billion in loan guarantees from the Department of Energy. President Biden has set a target to install 30GW of offshore wind energy by 2030. In addition, in January, the White House released a Buy America fact sheet that emphasized President Biden’s strong support for the Jones Act and its importance to renewable offshore energy.

Great Lakes remains committed to maintaining the health and safety of our team members through an Incident & Injury Free® (IIF®) safety management program. This value-based approach has allowed us to respond quickly and effectively to the COVID-19 pandemic and any challenges resulting from the pandemic, and has helped us to minimize the financial impact.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 4, 2021 at 9:00 a.m. C.D.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 8696297. The conference call will be available by replay until Thursday, May 6, 2021 by calling (855) 859-2056 and providing Conference ID 8696297. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic, our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; impacts of legal and regulatory proceedings, including potential penalties and reputational damage as a result of such proceedings: unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; market and regulatory responses to climate change; our potential entry into the offshore wind market; unionized labor force work stoppages; increased costs associated with the transition and risks related to employee retention; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2020, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Contract revenues	$177,633	$217,695
Gross profit	33,076	68,474
General and administrative expenses	16,322	15,571
(Gain) loss on sale of assets—net	106	(145)
Operating income	16,648	53,048
Interest expense—net	(6,586)	(6,630)
Other income (expense)	141	(1,121)
Income before income taxes	10,203	45,297
Income tax provision	(1,389)	(11,310)
Net income	$8,814	$33,987

Basic earnings per share	$0.14	$0.53
Basic weighted average shares	65,269	64,455

Diluted earnings per share	$0.13	$0.52
Diluted weighted average shares	66,159	65,717

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2021	2020
Net income	$8,814	$33,987
Adjusted for:
Interest expense—net	6,586	6,630
Income tax provision	1,389	11,310
Depreciation and amortization	10,053	9,451
Adjusted EBITDA	$26,842	$61,378

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2021	2020

Cash and cash equivalents	$177,708	$216,510
Total current assets	349,677	362,693
Total assets	959,982	958,024
Total current liabilities	169,297	176,287
Long-term debt	323,958	323,735
Total equity	356,610	346,668

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2021	2020
Dredging:
Capital - U.S.	$77,606	$83,549
Capital - foreign	4,709	6,862
Coastal protection	46,631	79,850
Maintenance	45,301	42,385
Rivers & lakes	3,386	5,049
Total revenues	$177,633	$217,695

	As of
	March 31,	December 31,	March 31,
Backlog	2021	2020	2020
Dredging:
Capital - U.S.	$310,163	$320,920	$303,637
Capital - foreign	2,077	6,865	23,896
Coastal protection	82,589	97,986	76,786
Maintenance	84,820	125,090	58,945
Rivers & lakes	6,334	8,515	11,631
Total backlog	$485,983	$559,376	$474,895

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024